EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 No. 333-168560) and related Prospectus of The Western Union Company for the registration of $324,921,000 of 5.253% Notes due 2020 and to the incorporation by reference therein of our reports dated February 26, 2010, with respect to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting of The Western Union Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

August 12, 2010